Exhibit 5.1

DLA Piper Australia Level 31, Central Park 152-158 St Georges Terrace Perth WA 6000 PO Box Z5470 Perth WA 6831 Australia DX 130 Perth T +61 8 6467 6000 F +61 8 6467 6001 W www.dlapiper.com

The Directors Paringa Resources Limited Level 9, 28 The Esplanade Perth WA 6000	Your reference Our reference EZL/EZL/369842/1 AUM/1218435858.4 October 31, 2018

Dear Sirs

PARINGA RESOURCES LIMITED – REGISTRATION STATEMENT ON FORM S-8

1
We have acted as Australian counsel to Paringa Resources Limited (Company) in connection with the Company’s Registration Statement on Form S-8 (Registration Statement) to be filed under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (Commission) for the registration of 25,000,000 of the Company’s ordinary shares, no par value (Shares), issuable pursuant to the Company’s Performance Rights Plan (Plan) and the Incentive Option Awards (Awards).

2	For the purposes of this opinion, we have, among other things, examined and relied upon:

2.1
a copy of the Plan provided to us by the Company filed as Exhibit 99.1 to the Registration Statement, which we are instructed was approved by ordinary resolution of the Company’s members at the Company’s annual general meeting held on January 25, 2017;

2.2	a copy of the Award provided to us by the Company filed as Exhibit 99.2 to the Registration Statement;

2.3	such constituent documents and corporate records of the Company, including the constitution of the Company, as deemed necessary by us;

2.4	a search of the public database maintained by the Australian Securities and Investments Commission on October 31, 2018; and

2.5	such other documents, records and other instruments as we have deemed necessary in order to deliver this opinion.

3	Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the opinion:

3.1	the Company is duly incorporated and validly existing under the Corporations Act 2001 (Cth) as a company limited by shares;

3.2
when issued pursuant to the Plan and the Awards, the 25,000,000 Shares will be validly issued, fully paid and non-assessable. The term “non-assessable” is not a term which is used for the purpose of Australian company law. The term “non-assessable” when used in relation to the Shares, means that no calls for further payment may be made upon those Shares or upon the holders of those Shares solely by reason of their ownership of the Shares

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4	Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the opinion in this letter is based.

5	We have assumed for the purposes of this opinion:

5.1	the constitution of the Company reviewed by us is the constitution of the Company which will be in force when the Shares are issued under the Plan and the Awards;

5.2
the Plan adopted, and the Awards granted, by the directors of the Company and approved by the Company’s members is in the same form as the copy of the Plan and Award reviewed by us and is not subsequently amended, and is administered at all times in accordance with its terms;

5.3
the directors of the Company have acted in accordance with their duties in causing the Company to adopt the Plan and grant the Awards, and have acted, and will act, at all times in accordance with their duties in resolving to grant any Performance Rights (as defined in the Plan) and options to acquire Shares, and to issue the Shares pursuant to the vesting of such Performance Rights under the Plan or exercise of options granted by the awards;

5.4	all persons who are issued Shares under the Plan and Awards will have agreed to become members of the Company and their names will have been entered on the register of members of the Company;

5.5
the circumstances affecting the Company at the time of issue of any Shares upon vesting of the Performance Rights or exercise of the options are not materially different to those prevailing at the date of this letter as known to us; and

5.6
each document we have reviewed for the purposes of this letter is complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the parties thereto, other than the Company, had and will have full legal capacity and the power, corporate or other, to enter into and perform all obligations thereunder, and that each such document was and at all material times will be duly authorised by all requisite corporate action of parties, other than the Company, and that (where applicable) such documents were duly executed and delivered by each party thereto, other than the Company.

6
In preparing this letter, we have relied without independent verification upon (i) information obtained from governmental authorities; (ii) factual information represented to be true in the Plan, Awards and other documents specifically identified at the beginning of this letter as having been examined by us; (iii) factual information provided to us by the Company and its subsidiaries and their respective representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.

7
We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding paragraph was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

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8
This opinion relates only to the laws of Western Australia (Relevant Jurisdiction) and the federal laws of Australia as they apply in the Relevant Jurisdiction as in force at 9.00 am (Perth time) on the date of this opinion (Relevant Laws).  This opinion is limited to the matters referred to and is not to be construed as extending to any other matters.

9
This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, or for any other reason.

10
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely

SCOTT GIBSON
Partner
DLA PIPER AUSTRALIA

Direct +61 8 6467 6238

Scott.Gibson@dlapiper.com